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                          AIRSHIP OPERATIONS AGREEMENT

               THIS AGREEMENT is made as of the 15th day of December, 1994, by and between AIRSHIP OPERATIONS, INC., a Florida corporation with its principal office at 2642 Michigan Avenue, Unit B, Kissimmee, Florida 34744 ("Operator"), and MASTELLONE HNOS, S.A., a corporation existing under the laws of Argentina with its principal office at Avda L.N. Alem No. 720, 1001 Buenos Aires, Republica Argentina ("Company").

                      (A) Operator declares that Airship International Ltd. ("AIL") is the owner of a SKYSHIP 500-HL aircraft, FAA Registration Number N-601-LP to be assembled in Buenos Aires, Argentina described in Exhibit "A" attached hereto and made a part hereof (the "Airship") and of the ground support equipment for the Airship.

                      (B) Company wishes to have the exclusive use of the Airship for advertising and promotional purposes pursuant to the terms and conditions hereof, and Operator wishes to make the Airship available to Company for such purposes.

               NOW THEREFORE, it is hereby agreed as follows:

               1.     Exclusive Use; Term.

                      1.1 During the Term (as hereinafter defined), Operator shall use and operate the Airship at such locations within Argentina and/or Uruguay as are designated by Company (the "Territory") exclusively for the purposes set forth in Section 1.3 below. Operator shall operate all equipment, instruments, engines, computers and other appurtenances used or required for operation of the Airship, as well as ground support vehicles, mooring masts, fuel, personnel (including pilots, ground crew, and all other required personnel, and all other facilities, equipment and supplies necessary for fulfilling its obligations enumerated herein), subject to the terms and conditions of this Agreement.

                      1.2 The term of this Agreement (the "Term") shall commence on or about February 10, 1995 (the "Delivery Date"), and shall continue through June 10, 1995. Company shall have the right and ability to extend the Term for an additional ten month term (the "Additional Term") upon thirty (30) day advance written notice to Operator during the Term.

                      1.3 Throughout the term of this Agreement the Airship shall be operated on behalf of Company exclusively for the following purposes:

                             (a) Advertising and promoting the products, goods,
services or businesses of Company and/or any of its subsidiaries or other affiliates (as








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determined exclusively by Company) by over-flight of heavily populated areas, including stadiums, open-air theaters, outdoor concerts, sporting events, amusement parks, theme parks and other large public gatherings;

                             (b) Aerial filming of events for telecast and other
uses, as and when directed by Company, and

                             (c) The carriage of passengers, subject to the
following limitations:

                                         (i) Only invited guests of Company may
        be carried as passengers on the Airship;

                                         (ii) Passenger flights shall originate
        and terminate at the same point;

                                         (iii) Company's passengers shall not
        pay for their carriage, nor will payment be made or accepted on their behalf; and

                                         (iv) The number of passenger flights
        per week shall be determined by Company, subject to safety and weather conditions as determined by the Airship pilot and applicable rules and regulations of all governmental agencies within the Territory, if any.

               2. Delivery of Airship; Designated Base of Airship; Design and Color Scheme.

                      2.1 Operator is obligated to cause the Airship to be in a serviceable, fully operational and airworthy condition on the Delivery Date. The parties agree that the initial base of operations for the Airship will be at Buenos Aires, Argentina at a specific location to be designated by Company (the "Designated Base"), subject to the reasonable approval of Operator.

                      2.2 Prior to the Delivery Date, Operator shall obtain a Certificate of Airworthiness from the FAA and shall maintain such Certificate of Airworthiness in effect throughout the Term.

                      2.3 Company's proposal for the design and color scheme of the exterior of the Airship shall be delivered to and accepted by Operator within 14 days upon signing of this agreement. Operator agrees to execute the Company's design and color scheme (the "Work") on the exterior of the Airship. The execution of the design and color scheme shall be considered a work-made-for-hire within the meaning of the United States Copyright Act. All sketches and any other graphic material for the Work,


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whether preliminary or in partial or final form, shall be the exclusive property of the Company, and Operator assigns all right, title and interest therein, including the copyright, to the Company. Any design problems or difficulties relating to the proposed exterior design shall be resolved by discussion between the parties hereto, it being understood that Company's artistic and design preferences and Operator's experience in the field of Airship exterior design are of paramount importance. If Company requires any changes in the exterior design after initial acceptance during the Term, it shall notify Operator and provide artwork on a timely basis. Company shall pay to Operator the actual cost of each such change in the exterior design within 30 days of receipt of an invoice for such amount from Operator.

                      2.4 Operator shall install and maintain to Company's specifications, at no cost to Company, electric sign graphics (the "Night Sign") on each side of the Airship to display such advertising, promotion or other copy as may be directed by Company from time to time. The electric sign graphics shall be displayed using state-of-the-art computerized lights in four colors operated from the Airship's gondola. The space for such electric sign graphics on the Airship shall have a dimension of approximately 118 feet x 29 feet.

               3.     Airship Operations.

                      3.1 Operator shall obtain, and maintain in effect throughout the Term, all requisite permits, certificates and authorizations as required by the FAA Company shall be responsible for obtaining all requisite permits, certificates and authorizations from all governmental agencies within the Territory, including but not limited to the National Airship Board of Argentina ("DNA").

                      3.2 Operator shall provide personnel to perform all maintenance, servicing and repair required to be performed on the Airship during the Term in accordance with the Airship flight operations manual and the Airship maintenance manual and in compliance with standards prescribed by the FAA. Except as otherwise provided herein, Operator shall also provide the necessary ground and flight crew for the Airship and shall pay all costs associated with the ownership, use or operation of the Airship. Such costs shall include, but shall not be limited to, the following:

                             (a) The helium necessary for the complete operation
of the Airship will be provided by Operator in appropriate export packages in any port on the east coast of the United States. Company will be responsible for the transport of the helium to Argentina and the payment of the import duties that the Argentinian government will require;

                             (b) All operational and administrative personnel;


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                             (c) All ground support equipment (painted with the
        colors and designs designated by Company) and personnel (provided that the number of ground crewmen shall not exceed twelve) required for the operation and maintenance of the Airship;

                             (d) All insurance, maintenance and repair costs (excluding sales taxes, if any, which shall be borne by Company);

                             (e)    Lubricating oil; and

                             (f)    Fuel.

                      Company shall be responsible for all Airship mooring fees, costs of delivery of the Airship and all equipment used or required for the Airship as described in Section 1 above to the Designated Location at the beginning and end of the Term, the costs to provide and replenish helium gas as set forth in Section 3.2(a) above. All other fees and costs not outlined hereinabove shall be borne by Company including, but not limited to, costs related to disassembly and return of the Airship (including insurance on shipment), ground support vehicles and related equipment to Miami, Florida. Operator will provide necessary personnel in order to perform disassembly.

                      3.3 Operator shall not be required to operate the Airship in any manner which violates any law or regulation of any governmental agency of Argentina and/or Uruguay, the country of registration of the Airship or any country or state to, from or over which the Airship flies.

                      3.4 In addition to the sums specified in Section 4, Company shall pay for, provide or reimburse Operator (within 30 days of receipt of an invoice for same accompanied by adequate documentation) for any sum Operator shall expend on the following:

                             (a) The actual cost of any change in the Airship's
exterior design required by Company after the date hereof (except as otherwise provided in Sections 2.3 and 2.4 above); and

                             (b) Any special equipment not part of the normal
equipment of the Airship (other than the electric sign graphics referred to in Section 2.4) which is required by Company for advertising or any other mutually agreed purposes.

                      3.5 (a) Company shall determine from time to time the dates, times and locations for flight operations of the Airship, which shall be set forth on a schedule of operations of the Airship (the "Schedule"). The initial Schedule, covering the first thirty (30) days of operation, shall be submitted by Company to Operator at least ten (10) days prior to the Delivery Date. Thereafter, thirty-day

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Schedules shall be submitted by Company to Operator at least ten (10) days prior to the expiration of the previous Schedule. The Schedule may be amended by Company from time to time during the Term, upon reasonable notice to Operator. Operator shall adhere to the flight plan established by Company in the Schedule, subject only to the physical constraints of adverse weather conditions as determined by Operator's pilot, design limitations of the Airship and applicable governmental regulations in effect from time to time. Operator will cooperate with Company in making Airship flights during the times of the day and days of the week to meet the Schedule. Changes in the geographic location of the Airship (300 miles or more) from the location in the Schedule shall be given to Operator at least ten (10) days in advance of the changes; provided, however, that Operator shall use its best efforts to accommodate Company when Company requests a change in location on shorter notice. Company shall provide Operator reasonable assistance in locating lodging facilities for the Airship's crew when travel is requested on short notice.

                             (b) The Schedule and any amendments thereto shall
be subject to the reasonable approval of Operator based upon operational considerations.

                             (c) Company and Operator shall, on a weekly or bi-
weekly basis, establish the local flight schedule in the Designated Base area and hours of operation of the Airship. Any changes by Company in the local flight schedule shall be submitted to Operator at least forty-eight hours prior to the proposed effective date and time of such changes. Any changes required by Company in the Schedule which will require the geographic relocation of the ground crew and support vehicles (but within 300 miles of the Designated Base) will be submitted at least ten (10) days in advance for clearance with the appropriate governmental agencies and to make appropriate ground arrangements. Operator will use its best efforts to accommodate all Schedule changes when requested by Company and to fly the Airship in accordance with the Schedule.

                      3.6 (a) Operator shall make the Airship available for operation according to the Schedule up to six days per week. Company shall be entitled to schedule flights on weekends, with the "off day" being a week day (normally Monday). Operator shall provide, and Company will schedule, eight (8) hours per day of flight time. Scheduled flight time for any given day shall be measured from the first departure from the Airship's mooring mast until its mooring at said mast at the completion of such day's operation and will include airborne flight time for the purposes set forth in Section 1.3 above, as well as time between flights for operational requirements such as refueling, crew changes, and pick-up or drop-off of passengers, and time spent travelling to and from Operator's closest maintenance facility. The Airship's pilots' log and maintenance and repair records will be available for review by Company at all reasonable times upon reasonable prior notice from Company. A representative of Company, if available, shall also sign the log at the completion of each day's flights.

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                      With respect to time lost from the Schedule for reasons
beyond Operator's reasonable control, Operator shall use its best efforts to re-schedule such time as soon as reasonably practical thereafter.

                             (b) Notwithstanding the preceding paragraph (a)
above during each six month period of the Term, Operator shall have the right to withdraw the Airship from service for scheduled maintenance and service when necessary for a period of fifteen (15) days, no fewer than ten of which shall be consecutive days (each such period a "Maintenance Period" and each day of any such Maintenance Period a "Maintenance Day"), taking into consideration inspections or maintenance which is mandated by Federal Aviation Regulations ("FARs"), the manufacturer's maintenance manual or the instruction manual (as may be required for continued airworthiness) or by the Operator's approved inspection and maintenance program. There shall be no reduction in any Monthly Fee payment payable hereunder with respect to any such withdrawal of the Airship for maintenance in accordance with this Section.

                      3.7 (a) Operator shall provide all necessary flight and ground crew personnel necessary to accommodate the Schedule.

                             (b) Operator shall comply with the reasonable
requests of Company to the best of its ability in order that Company may obtain the optimum utilization of the Airship with respect to its advertising and promotional activities, provided that all crew activities shall be within Operator's pilots' sole discretion. Notwithstanding the foregoing, the parties acknowledge that Operator has full operational control of the Airship, and Company shall have no liability whatsoever for any loss of or damage to the Airship.

                             (c) Except when the authorized and licensed pilots
are at the flight controls or on duty, the ground crew chief shall be in command of the Airship.

                             (d) No flight of the Airship shall take place
unless Operator's pilots on board shall be satisfied as to the prevailing weather conditions and any geographical limitations, the load required to be carried and the proposed places of take-off and landing. Operator's pilots shall have the absolute right to cancel, terminate or divert any flights when such action is deemed by them to be necessary due to the weather or to other conditions beyond their control. Said pilots shall also have absolute discretion to prohibit any goods or passengers on the Airship if, in the pilots' opinion, they may adversely affect the safe flight of the Airship.

                             (e) Company shall provide, at its sole cost and
expense, (i) all uniforms which must be worn by Operator's flight and ground crew members, (ii) any decals or painted logos (and replacements thereof) which Company requires Operator to use on Operator's ground support vehicles, and
(iii) the patches and other logos for

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crew members' uniforms. Such uniforms, painted logos and decals shall be cleaned from time to time by Operator in order to maintain a neat and clean appearance to the public. All registered trademarks, trade names and other proprietary property used in connection with such uniforms, as well as painted logos and decals, shall remain the exclusive property of Company.

                      3.8 On reasonable notice from Company, Operator shall cause a camera to be temporarily installed on the Airship when permissible by law for use in taping television commercials, televising sporting or other events, or other photographic or filming purposes. Company shall reimburse Operator for any actual incremental costs it may incur in providing the camera for use in the Airship.

               4.     Consideration; Reimbursement of Expenses.

                      4.1 (a) In consideration of all services to be provided and obligations to be performed by Operator hereunder, Company agrees to pay to Operator (i) the sum of Two Hundred Sixty Thousand and 00/100 U.S. Dollars ($260,000) upon signing of this Agreement (which payment shall cover the first and fourth month of the Term); and (ii) thereafter, the sum of One Hundred Thirty Thousand and 00/100 U.S. Dollars ($130,000) per month (which amounts include governmental taxes calculated at a maximum rate of twenty seven percent (27%)) plus travel reimbursement (the "Monthly Fee"). All amounts described herein are due and payable on the first day of each month of the Term (except for the Monthly Fee covering the first and fourth months of the Term).

                             (b) In the event that the Company exercises its
option to extend the Term in accordance with Section 1.2, the Monthly Fee payable during the Additional Term shall be One Hundred Fifteen Thousand and 00/100 U.S. Dollars ($115,000) plus travel reimbursement.

               Travel reimbursement will consist of 100% of hotel costs in addition to a weekly expense allowance of $350 for each member of the Airship's crew including the groundcrew and each pilot.

               5.     Representations, Warranties and Covenants.

                      5.1 Operator represents, warrants and covenants to Company that:

                             (a) The Airship will be certificated as a standard
type aircraft under the laws of the United States of America;

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                             (b) As of the Delivery Date, Operator shall have a
valid Certificate of Airworthiness issued for the Airship by the United States of America, and Operator shall take all necessary actions to ensure the continued effectiveness of the Airship's Airworthiness Certificate as set forth in FAR Section 21.181(a)(1), so that a valid Certificate of Airworthiness for the Airship is maintained at all times. The Airship is, or will be on the Delivery Date, in airworthy condition and technically and legally usable for the purposes contemplated by this Agreement;

                             (c) Registration of the Airship under the laws of
the United States of America shall be maintained, and Operator shall obtain and maintain (or cause to be obtained and maintained) in effect all required approvals of the FAA. Company shall be responsible for any other governmental registrations of governmental agencies having jurisdiction over the use and operation of the Airship within the Territory, including, but not limited to, DNA.

                             (d) Operator shall be responsible for performance
of all Airship overhaul, engine overhaul and maintenance required during the Term, if under the FAR'S, as well as any applicable airworthiness directives requiring modifications to each component of the Airship, and shall make such alterations and modifications in each component of the Airship as may be required from time to time to meet the standards of the FAA; and

                             (e) Operator shall maintain all records, logs and
other materials required by the FAA or other governmental authority having jurisdiction over the Airship and shall permit Company or its duly authorized agents or representatives or any other person designated by Company to inspect the Airship and its flight logs and maintenance records at any reasonable time and shall furnish Company and its duly authorized agents or representatives any information with regard to the operation of the Airship as any of them may reasonably request.

                      5.2 The Company represents and warrants to Operator that it has obtained or shall obtain and maintain in effect throughout the Term all permits, certificates and authorizations as are required by DNA or any governmental agency having jurisdiction over the use, operation and flight of the Airship in the Territory.

                      5.3 Each party hereto represents and warrants to the other that:


                             (a) It is a duly organized and valid entity in good
standing under the laws of its jurisdiction of organization and has full authority to conduct its business as presently conducted and to enter into and perform its obligations under this Agreement;

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                             (b) Each of the persons executing this Agreement is
a duly authorized officer or agent of such entity and has been duly authorized by all necessary action to execute and deliver this Agreement; and

                             (c) This Agreement has been duly and validly
executed and delivered by such party and constitutes a valid and binding agreement of such party, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

               6.     Licensing.

                      6.1 Upon the termination of this Agreement, Operator shall, at Company's expense, remove from all ground support vehicles and equipment all trademarks, logo designs, color schemes and signage belonging to the Company or any of its subsidiaries, affiliates or related entities. Operator shall not allow the Airship, vehicles or equipment to be used commercially until the design graphics and other materials of Company are removed, which shall occur as soon as practicable following the termination of this Agreement. In any event, Company shall be responsible for all expenses incurred as a result of exporting the Airship to Miami, Florida, including, but not limited to, Argentinian personnel.

               7.     Insurance.

                      7.1 Operator shall, during the Term, procure and maintain, at its sole cost and expense, a policy or policies of insurance in form and content and with responsible insurers reasonably acceptable to Company, in the following types and amounts:

                             (a) Comprehensive aviation liability insurance
placed through Lloyd's of London with respect to the use and operation of the Airship, having a combined single limit of not less than $50,000,000, insuring and covering Operator and, as an additional insured pursuant to Section 7.2(a), Company, as their interests may appear, against all liability for injury, damage or claims caused by or arising out of, or in connection with, ownership, operation, maintenance or use of the Airship, including injuries to or deaths of passengers or third persons or damage to property.

                             (b) Automobile liability insurance or other general
liability insurance covering all owned, non-owned and leased automobiles, trucks, trailers, and other vehicles and ground support equipment used by Operator in the performance of its duties under this Agreement. Such insurance shall provide coverage of not less than that provided for in the Standard Comprehensive Automobile Liability

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Policy in limits of not less than $10,000,000 combined single limit each occurrence for bodily injury and property damage.

                      7.2 All insurance required hereby shall include the following:

                             (a) Company and its subsidiaries, affiliates and
licensees and their respective assigns, officers, directors and employees shall be included as additional insureds as their interests may appear;

                             (b) With respect to liability arising out of work
performed by Operator under this Agreement, the insurance afforded the Company as additional insured shall be primary, and any insurance maintained by Company shall be excess and not contributing with Operator's insurance;

                      7.3 Operator shall, from time to time as Company shall reasonably request, and prior to each renewal date of the insurance, furnish to Company certificates evidencing that the foregoing insurance is in full force and effect with financially sound and responsible insurers.

               8.     Termination; Force Majeure.

                      8.1 The occurrence of any of the following events will be deemed to be, and shall be treated as, a default under this Agreement and just cause for its termination by the non-defaulting party, which termination shall be effective upon notice given in accordance with Section 10 hereof, and/or, at Company's option, if Company is the non-defaulting party, abatement by Company or reimbursement to Company of the compensation to be paid by Company pursuant to this Agreement or previously paid but unearned:

                             (a) Breach or failure by either party in the due
observance or performance of any material term, covenant, warranty, representation or agreement contained in this Agreement, which breach or failure continues unremedied or uncorrected for a period of ten days after written notice thereof from the nonbreaching party, which notice specifies such breach or failure in reasonable detail and requires it to be remedied; provided that, such ten-day period shall be extended if (i) such breach or failure is not capable of being remedied within such ten-day period, (ii) the breaching party has diligently and in good faith commenced efforts to remedy the same within such ten-day period, and (iii) such breach or failure is remedied within 30 days after such notice.

                             (b) Either party shall admit in writing its
inability to pay its debts, or shall make a general assignment for the benefit of creditors; or any

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proceeding shall be instituted by or against such party seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee or other similar official for said party or for any substantial part of its property, and such proceeding shall not have been dismissed within ninety
(90) days; or either party shall take any action to authorize any of the actions set forth above in this subsection.

                      8.2 (a) The provisions of this Agreement are binding upon the parties hereto except where performance by a party, or the ability to achieve the material purposes set forth in Section 1.3(a), is prevented, delayed or interfered with by causes beyond the reasonable control of the non-performing party, including, without limitation, riot, war or hostilities between nations, governmental action (other than action taken in response to Operator's or Company's violation of any law or governmental regulation, in which case the party at fault shall not be permitted to claim the benefit of this Section 8.2), acts of God, mechanical or equipment failures caused by foreign objects, fire, accidents, strikes or adverse weather conditions (collectively, force majeure) provided however, that force majeure shall not include mechanical or equipment failures (other than as provided above) or unavailability of flight crew or ground crew personnel unless attributable to act(s) of God.

                             (b) The party affected by force majeure shall give
notice to the other party of said force majeure event promptly after the occurrence thereof, stating therein the nature of the suspension of performance and reasons therefor. Such party shall use its best efforts to resume performance as soon as reasonably possible. Upon restoration of the affected party's ability to perform its obligations hereunder, the affected party will give immediate notice to the other party.

                             (c) If a force majeure condition which prevents a
party's performance hereunder shall continue for a period of 60 days, and after such 60 day period there shall be no reasonable prospect for the prompt cure thereof despite the best efforts of the affected party to cure the same, then either party shall have the right to terminate this Agreement in its entirety upon 30 days' prior notice to the other party; provided that such termination shall be effective as of the date on which the non-performing party ceased performing hereunder due to a force majeure condition, and upon such termination
(i) Operator shall return any payments advanced but unearned as of the termination date, (ii) Company shall make any payments earned but not paid as of such termination date, and (iii) neither party hereto shall have any further liability or obligation whatsoever to the other, other than under the terms of those provisions which specifically survive the termination of this Agreement.

                      8.3 Notwithstanding anything to the contrary in this Agreement, if during the Term it becomes necessary to cancel operations pursuant to this Agreement due to the inability of Operator to maintain necessary permits or authorizations from the

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FAA, DOT or any other governmental agency having jurisdiction over the Airship or its use or operation, such cancellation of operations shall continue for a period of 60 days, and after such 60-day period there shall be no reasonable prospect for the prompt cure thereof despite the best efforts of the Operator to remedy the same, then Company shall have the right after such 60 day period to terminate this Agreement in its entirety upon 30 days' notice to Operator, whereupon (i) Operator shall return any payments advanced but unearned as of the termination date, (ii) Company shall make any payments earned but not paid as of such termination date, and (iii) neither party hereto shall have any further liability or obligation whatsoever to the other, other than under the terms of those provisions which specifically survive the termination of this Agreement. If such condition is remedied within the aforementioned 60 day period, the Agreement shall continue in effect for the remainder of the Term provided that the Term shall be extended by the number of days during which such condition existed, and the respective obligations of the parties shall be abated for that same period. If an event or circumstance which would otherwise constitute a default with respect to the Company under Section 8.1(a) also is subject to this
Section 8.3, it shall be governed by this Section 8.3 and will not constitute a default.

               9.     Confidentiality.

               Except as may be required by law or to obtain a permit or other authorization for the operation of the Airship, no party to this Agreement shall divulge to any third party the contents of this Agreement or any other agreement between the parties or any information (which is not publicly available) gained in the performance of this Agreement or such other agreements, except to the extent necessary, normal or appropriate for the purposes contemplated hereunder, and information by way of plans or other documentation marked "Confidential" by a party and made available to the other parties shall not be made available to any third party without the written consent of the disclosing party. The parties shall consult with one another regarding the contents of any proposed press release relating to this Agreement prior to issuing such press release.

               10.    Notices.

               All notices, requests, demands, claims and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed duly given when delivered personally or three business days after having been sent by registered airmail or when received by facsimile transmission, in each case addressed as follows:

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                      If to Operator:

                      Airship Operations, Inc.
                      2642 Michigan Avenue,
                      Unit B
                      Kissimmee, FL 34744
                      Attention:  Frank Sicoli
                      Fax: 407-345-0888

                      with a copy to:

                      Baer Marks & Upham
                      805 Third Avenue
                      New York, New York 10022
                      Attn:  Joseph A. Marinello, Esq.

                      If to Company:

                      Mastellone Hnos S.A.
                      Avda L.N. Alem 720
                      1001 Buenos Aires
                      Republica Argentina
                      Attn:  Dr. Guillermo Lozano
                      Fax: 54-1-3136822
                           54-1-3121560

The parties may at any time change their addresses or telefax numbers for the purpose hereof by giving notice to the others in the manner specified above.

               11.    Liability and Indemnity.

                      (a) Operator hereby assumes liability for, and hereby agrees to indemnify, reimburse, protect, save and hold harmless Company, its subsidiaries, affiliates and related entities, their successors, assigns, officers, agents, employees and servants, from and against, and to pay Company promptly upon demand the amount of, any and all liabilities, obligations, losses, damages, penalties, fines, claims, actions, suits, legal proceedings, whether civil or criminal, costs, expenses and disbursements, including legal fees and expenses, of whatsoever kind and nature (collectively, "Damages"), imposed on, incurred by or asserted against Company or any other indemnified entity, in any way relating to, connected with or arising out of (i) the ownership, use or operation of the Airship or its ground support vehicles and equipment (or any component thereof) pursuant to this Agreement, whether in the air or on the ground (except for damages resulting from failure of Company to obtain or maintain any

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governmental approvals or licenses that it is required to obtain or maintain pursuant to the terms of this Agreement); or (ii) the death of, or injury to, or damages to, any person or property, including, but not limited to, the property of Company, its officers, employees, agents, invitees, guests or clients, caused by, arising out of or in any way connected with the possession, use, operation or maintenance of the Airship and its ground support vehicles and equipment.

                      (b) Company hereby assumes liability for, and hereby agrees to indemnify, reimburse, protect, save and hold harmless Operator, its subsidiaries, affiliates and related entities, their successors, assigns, officers, agents, employees and servants, from and against, and to pay Operator promptly upon demand, Damages imposed on, incurred by or asserted against Operator or any other indemnified entity, in any way relating to, connected with or arising out of failure by Company to obtain or maintain any governmental approvals or licenses that it is required to obtain or maintain hereunder.

        The obligations contained in this Section shall continue in full force and effect, notwithstanding the expiration or other termination of this Agreement.

               12.    Independent Contractors.

                      12.1 The parties shall be and act as independent contractors, and under no circumstances shall this Agreement be construed as one of agency, partnership, joint venture or employment between the parties. Each party acknowledges and agrees that it neither has nor will give the appearance or impression of having any legal authority to bind or commit the other party in any way.

                      12.2 Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge that the essential purpose of this Agreement is aerial advertising and promotion on behalf of Company and its affiliates and that Company undertakes and shall have no greater responsibility or liability with respect to the Airship (including all support equipment and staff) than it would in acquiring any other advertising space.

               13.    Governing Law/Venue.

               The interpretation, validity and performance of this Agreement shall be governed by the laws of the State of Florida regardless of the domicile of any party, and will be deemed for such purposes to have been made, executed and performed in Florida.

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               14.    Assignment.

               14.1 Company may assign or transfer its rights under this Agreement, in whole or in part.

               14.2 Operator shall not assign its rights and/or obligations under this Agreement without the prior written approval of Company. This agreement and all of the terms and provisions hereof will be binding upon, and will inure to the benefit of, the parties hereto and their respective successors and approved assigns.

               15.    Miscellaneous.

                      15.1 The parties hereto acknowledge a separate Lease Agreement by and between AIL as owner of the Airship and its related ground support vehicles and Mastellone Brothers dated the date hereof relating to the Airship. Notwithstanding the foregoing, this Agreement is the only agreement existing between the parties hereto regarding the operation of the Airship, and there are no representations, covenants, warranties or agreements between the parties hereto concerning the Airship which are not contained herein and set forth in full herein. Any prior agreements or understandings regarding the Airship are hereby revoked and canceled. This Agreement may be amended only by an agreement in writing executed by both parties.

                      15.2 The failure of either party to object to or to take affirmative action with respect to any conduct of the other party which is in violation of the terms of this Agreement shall not be construed as a waiver thereof, nor of any future breach or subsequent wrongful conduct.

                      15.3 Except as otherwise specifically provided in this Agreement, each party shall be responsible for any expenses it incurs in connection with performance of its obligations under this Agreement.

                      15.4 The rights and remedies set forth herein are intended to be cumulative, and the exercise of any one right or remedy by either party shall not preclude or waive its exercise of any other rights or remedies hereunder or pursuant to law or equity.

                      15.5 The Section headings set forth herein are for convenience only and do not constitute a substantive part of this Agreement.

                      15.6 The rights and privileges granted to Company hereunder are special, unique, extraordinary and impossible of replacement, which gives them a peculiar value, the loss of which could not be reasonably or adequately compensated in

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damages in an action at law, and Operator's failure or refusal to perform its obligations hereunder would cause Company irreparable loss and damage. If Operator fails or refuses to perform such obligations, Company shall be entitled to injunctive or other equitable relief against Operator to prevent the continuance of such failure or refusal or to prevent Operator from granting rights to others in violation of this Agreement. In no event, however, shall Company be entitled to consequential damages arising from the loss of use of the Airship, including but not limited to sales revenues or profits which may have been lost due to loss of the Airship for advertising and promotional purposes.

                      15.7 Notwithstanding termination of this Agreement pursuant to any provision hereof, such termination shall not relieve any party of any obligation hereunder which, by its terms, survives or is to be performed after such termination.

                      15.8 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be one and the same instrument.

               IN WITNESS WHEREOF, this Agreement is executed on behalf of the parties hereto by their duly authorized representatives as of the day and year first above written.

                           AIRSHIP OPERATIONS, INC.

                           By: FRANK SICOLI
                           Name: Frank Sicoli
                           Title: Vice President
                           MASTELLONE HNOS, S.A.

                           By: DR. GUIllERMO LOZANO
                           Name: Dr. Guillermo Lozano
                           Title: General Counsel

                           By: JOSE ALDO MALTAGLIATI
                           Name: Jose Aldo Maltagliati
                           Title: Accountant

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